EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION ANNOUNCES
FIRST QUARTER FISCAL 2005 PROFIT INCREASE OF 47%

TAMPA, FL – (BUSINESSWIRE) – October 7, 2004 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported results for its first quarter of Fiscal 2005 ended August 31, 2004. Income from continuing operations was $91,000, an increase of 47% over income from continuing operations of $62,000 reported for the same quarter of the prior fiscal year. There was no income or loss from discontinued operations during the first quarter of Fiscal 2005 compared to a loss of $387,000 in the year-ago period. Net income for the first quarter of Fiscal 2005 was $91,000, or $0.02 per diluted share compared to a net loss of $325,000 or $0.07 loss per diluted share one year ago.

Operating revenues were $6.0 million for the quarter ended August 31, 2004 compared to operating revenues of $7.9 million for the quarter ended August 31, 2003. This decrease is primarily attributable to the loss of one previously announced major customer in Florida during the last fiscal year, who decided to self-manage their behavioral health benefit.

Robert J. Landis, Chairman and Chief Financial Officer of CompCare, said, “We are pleased to report this significant bottom-line improvement, which is indicative of the cost savings we have achieved through the change in our contract mix this year as well as through the hard work and commitment of many CompCare employees. As a result, we are in a better position to maximize our potential for profitable growth during Fiscal 2005.”

Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “Over the past year, we have implemented a number of programs to improve our financial health. I am delighted to return to overall profitability. We continue to provide the highest quality clinical, administrative and financial services that distinguish us from our competitors. In addition, we have expanded our core business with innovative programs such as integrated behavioral health, pharmacy benefit management and disease management to address current market needs. We look forward to continuing our efforts to diversify our customer base as we explore new business opportunities.”

About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 1,000,000 covered individuals nationwide; and has a network of approximately 10,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808

204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare.com